UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2014

NORTHERN MINERALS & EXPLORATION LTD.
(Exact name of registrant as specified in its charter)

Nevada	333-146934	98-0557171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Avenue M, Cisco, TX	76437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (254) 442-2627

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2014, Northern Minerals & Exploration Ltd. (the "Company", "we", "us", "our") entered into Terms of Farm-Out Agreement with Cooper Basin Oil & Gas Inc. (“Cooper”) to acquire a working interest in two oil and gas leases both located in Coleman County, Texas:

The lease, known as the Coleman County Multiple Oil & Gas Play, has 3 fully equipped wells, production flow lines, gas meter connections. Tank battery consisting of two 210 BBL tanks with separator, The Company has agreed to acquire a 67.5% working interest in the lease including the existing wells and equipment by doing the following:

•	Re-Work and place back into production two wells
•	Re-Complete the third well and place into production
•	Pay $50,000 in cash
•	Issue to Cooper or its designee(s) 2,000,000 restricted shares of the Company’s common stock

The total consideration that we must pay to acquire the 67.5% working interest is estimated at $335,000, which amount includes all work requirements, and common stock valued at $0.10 based upon our current share price of $0.11 as at October 14 , 2014 . The Net Revenue Interest is 50.625% and consists of approximately 206.5 acres, more or less, in Coleman County, Texas. This lease has no depth limit.

The foregoing description is a summary only and qualified by and subject to the actual terms and conditions of the Terms of the Farm-Out Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 8.01	Other Items

On October 15, 2014, we published a news release announcing the Terms of Farm-Out Agreement with Cooper Basin

Oil & Gas Inc. That Press Release is included in this report as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits

10.1	Terms of the Farm-Out Agreement

10.2	Press Release date October 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN MINERALS & EXPLORATION LTD.

/s/ Howard Siegel
Howard Siegel
Director, President, Principal Executive Officer and Principal Financial Officer

Date: November 19, 2014

2